EXHIBIT 99.4

Centennial Communications Corp.

Centennial Cellular Operating Co. LLC
Guaranteed by Centennial Puerto Rico Operations Corp.

Pursuant to the Exchange Offer of

Outstanding 10 1/8% Senior Notes due 2013
for New 10 1/8% Senior Notes due 2013

To Our Clients:

      Enclosed for your consideration is a Prospectus, dated                     , 2003 (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) of Centennial Communications Corp. and Centennial Cellular Operating Co. LLC (the “Issuers”) to exchange principal amounts of their new 10 1/8% Senior Notes due 2013, which exchange has been registered under the Securities Act of 1933, as amended, pursuant to a registration statement of which the Prospectus is part, for equal principal amounts of their outstanding 10 1/8% Senior Notes due 2013 and the associated guarantees (together, the “Old Notes”), each of which $500 million in aggregate principal amount are outstanding as of the date hereof, upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Issuers contained in the Registration Rights Agreement, dated as of June 16, 2003 (the “Registration Rights Agreement”), by and among the Issuers, Centennial Puerto Rico Operations Corp. and the initial purchasers listed therein (in such capacities, the “Initial Purchasers”).

      This material is being forwarded to you as the beneficial owner of the Old Notes carried by us in your account but not registered in your name. A tender of such Old Notes may only be made by us as the holder of record and pursuant to your instructions.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2003, unless extended by the Issuers. Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

      Your attention is directed to the following:

1. The Exchange Offer is for any and all Old Notes.

2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer.”

3. Any transfer taxes incident to the transfer of Old Notes from the holder to the Issuers will be paid by the Issuers, except as otherwise provided in the Instructions in the Letter of Transmittal.

4. The Exchange Offer expires at 5:00 p.m., New York City time, on , 2003, unless extended by the Issuers.

      If you wish to have us tender your Old Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER OLD NOTES.

INSTRUCTIONS WITH RESPECT TO

THE EXCHANGE OFFER

      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Centennial Communications Corp. and Centennial Cellular Operating Co. LLC with respect to their Old Notes.

      This will instruct you to tender the Old Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

      Please tender the Old Notes held by you for my account as indicated below:

☐	Please do not tender any Old Notes held by you for my account

Dated:

☐	Please tender aggregate principal amount of the Old Notes held by you for my account.

Signature(s)

Please Print Name(s) Here

Address(es)

Area Code and Telephone Number(s)

Tax Identification or Social Security No(s)

     None of the Old Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon will constitute an instruction to us to tender all the Old Notes held by us for your account.

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